Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REVISES

EARNINGS OUTLOOK FOR THE REMAINDER OF ITS FISCAL YEAR 2005 AND

ANNOUNCES AN INCREASE IN ITS QUARTERLY CASH DIVIDEND

ISSAQUAH, Wash., April 22, 2005 – Costco Wholesale Corporation (“Costco”) (Nasdaq: COST) today announced that it is clarifying its earnings outlook for the third quarter and fiscal year ending May 8, 2005 and August 28, 2005, respectively, as compared to the outlook stated during the Company’s second quarter earnings conference call, which was held on March 2, 2005.

On March 2nd, the Company stated that the then First Call consensus earnings estimates for third quarter and fiscal year earnings per share for the Company of $0.47 and $2.11 per share, respectively, were “at the high end of Company expectations”.

Currently, earnings per share for the third quarter are expected to be in the $0.41 - $0.43 per share range; for the fourth quarter in the $0.63 - $0.67 per share range; and for the fiscal year in the $1.98 - $2.04 per share range. (All fiscal year earnings per share figures discussed herein exclude two one-time items that were reported in the Company’s second quarter fiscal 2005 operating results. In the second quarter, the Company realized a one-time $52.1 million income tax benefit that resulted primarily from the settlement of a transfer pricing dispute between the United States and Canada; and also recorded a one-time cumulative pretax non-cash charge of $16.0 million ($10.0 million after tax) related to an adjustment to its method of accounting for certain of its leases. The net effect of these two items positively impacted the Company’s second quarter and year-to-date earnings figures by $42.1 million, or $0.08 per share.)

Actual results for the third quarter will be reported on May 26th. According to Richard Galanti, Chief Financial Officer of Costco, “Despite satisfactory sales and membership results, and reasonably good expense control, our gross margins were lower than planned, principally from gasoline sales.”

The Company also today announced that its Board of Directors has declared a quarterly cash dividend on Costco Wholesale common stock, and also approved its increase from $0.10 per share each quarter to $0.115 per share each quarter, or $.46 per share on an annualized basis. The dividend of $0.115 per share is payable May 27, 2005 to shareholders of record at the close of business on May 6, 2005.

Costco will hold a conference call at 8:00 AM PDT (11:00 AM EDT) this morning, April 22nd, with Jim Sinegal, President and CEO, and Richard Galanti. The phone number to participate on the call is (800) 399-8203 or can be accessed via a webcast on www.costco.com (go to Customer Service, About Costco, Webcasts.)

Costco currently operates 452 warehouses, including 334 in the United States and Puerto Rico, 64 in Canada, 15 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 25 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open 8 to 10 additional new warehouses prior to the end of its fiscal year 2005. Additionally, the Company estimates that it will open 25-30 new warehouses in its 2006 fiscal year, which begins on August 29th.

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects, or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, rising costs associated with employees (including health care and workers’ compensation costs), conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, and other risks identified from time to time in the Company’s public statements and reports filed with the SEC.

CONTACTS:	Costco Wholesale Corporation
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264